Exhibit 99.1
eHealth, Inc. Announces Preliminary Results for the Fourth Quarter and Fiscal Year 2014. Conference Call to be Held January 15, 2015 at 9:00 a.m. ET

•	Revenue for the fiscal year of 2014 is expected to be in the range of $178 to $180 million.

•	Non-GAAP net loss per diluted share* for the fiscal year of 2014 is expected to be in the range of $(0.13) to $(0.04).

•	Fourth quarter 2014 submitted applications for Medicare Advantage and Medicare Supplement products combined of approximately 48,700 representing 46% year-over-year growth.

•	Fourth quarter 2014 submitted applications for Individual & Family Plan product of approximately 100,000 representing a 41% year-over-year decline.

MOUNTAIN VIEW, Calif.-January 14, 2015-eHealth, Inc. (NASDAQ: EHTH), the nation's first and largest private health insurance exchange, today announced preliminary financial results for the fourth quarter and fiscal year ended December 31, 2014.

Revenue for the fiscal year 2014 is expected to be in the range of $178 million to $180 million, compared to the company’s guidance of $185 million to $194 million. EBITDA* for the year is expected to be in the range of $1.5 million to $4.0 million, compared to guidance of $13.5 million to $18.5 million. Non-GAAP net loss per diluted share* for the fiscal year 2014 is expected to be in the range of $(0.13) to $(0.04), compared to guidance of non-GAAP net income of $0.30 to $0.43 per diluted share.

Revenue for the fourth quarter of 2014 is expected to be in the range of $43 million to $45 million. EBITDA* for the fourth quarter of 2014 is expected to be in the range of $(16.3) million to $(13.8) million. Fourth quarter 2014 non-GAAP net loss per diluted share* is expected to be in the range of $(0.56) to $(0.47).

Gary Lauer, chief executive officer of eHealth, stated, “During the fourth quarter, we completed a successful Medicare Annual Enrollment Period generating Medicare application growth above our expectations. As a result we spent considerably more on Medicare marketing during the fourth quarter than we planned. In our Individual & Family Plan (IFP) business we are currently in the middle of the 2015 Open Enrollment Period. Our fourth quarter submitted IFP applications fell short of our expectations, and notably we had half the number of selling days under the Open Enrollment in the fourth quarter of 2014 compared to a year ago. Because we’ve historically experienced consumer demand in our market increase around major application deadlines, we expect to see strong IFP application volumes during the second half of this Open Enrollment Period and especially in the first two weeks of February just before it ends on February 15th.”

Fourth quarter 2014 submitted applications for Medicare Advantage and Medicare Supplement products combined grew 46% to approximately 48,700 applications, compared to approximately 33,400 applications in the fourth quarter of 2013. The number of submitted applications for all Medicare products which also includes Prescription Drug Plans, grew 22% to approximately 64,800 applications, compared to approximately 53,000 applications in the fourth quarter of 2013.

Fourth quarter 2014 submitted applications for IFP products declined approximately 41% to 100,000 applications covering over 150,000 individuals.

Stuart Huizinga, chief financial officer of eHealth, commented on the fourth quarter preliminary financial results, “Fourth quarter revenues and earnings were impacted by a shortfall in our Individual & Family Plan sponsorship and advertising and other ancillary revenues driven by lower than expected IFP application volumes and by the timing of several million dollars of Medicare revenues which were pushed out into the first quarter of 2015. In addition, fourth quarter earnings were impacted by the fact that we spent considerably more than we planned on Medicare marketing costs due primarily to stronger than expected application growth in our Medicare business. We will provide more detail on the preliminary fourth quarter results during tomorrow’s conference call.”

These preliminary, unaudited results are based on management’s initial review of operations for the quarter ended December 31, 2014, and remain subject to change based on management’s ongoing review of the fourth-quarter results. The company will report final results for the fourth quarter and fiscal year 2014 in its regularly scheduled earnings release and conference call.

* EBITDA is calculated by adding stock-based compensation expense, depreciation and amortization expense, including intangible asset amortization expense, other (income) expense, net and provision for income taxes to GAAP net income (loss). Non-GAAP net income (loss) per diluted share is calculated by excluding intangible asset amortization expense, stock-based compensation expense and the estimated tax benefit related to these items.

Webcast and Conference Call Information
A Webcast and conference call will be held tomorrow, January 15, 2015 at 9:00 a.m. Eastern / 6:00 a.m. Pacific Time.  The Webcast will be available live on the Investor Relations section on eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing 866 270.6057 for domestic callers and 617 213.8891 for international callers. The participant passcode is 96649347. A telephone replay will be available two hours following the conclusion of the call for a period of 30 days and can be accessed by dialing 888 286.8010 for domestic callers and 617 801.6888 for international callers. The call ID for the replay is 45948615. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.
eHealth, Inc. (NASDAQ: EHTH) operates eHealthInsurance.com,  the nation's first and largest private health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealthInsurance offers thousands of individual, family and small business health plans underwritten by more than 180 of the nation's leading health insurance companies. eHealthInsurance is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth, Inc. also provides powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com) and Medicare.com (www.Medicare.com).

For more health insurance news and information, visit the eHealthInsurance consumer blog: Get Smart - Get Covered or visit eHealth's Affordable Care Act Resource Center at www.eHealth.com/affordable-care-act.

Non-GAAP Financial Information
This press release includes financial measures that are not in accordance with generally accepted accounting principles in the United States (GAAP). EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, other (income) expense, net and provision for income taxes to GAAP net income (loss).

Non-GAAP net income (loss) consists of GAAP net income (loss) excluding the following items:

▪	the effects of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718,

▪	intangible asset amortization expense, and

▪	the related income tax benefit of these excluded items.

Non-GAAP net income (loss) per diluted share is calculated by dividing non-GAAP net income (loss) by GAAP weighted average diluted shares outstanding.
eHealth believes that the presentation of these non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with the company’s past financial reports.

EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the costs associated with the operations of the company’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

eHealth believes the most directly comparable GAAP financial measure to EBITDA, and non-GAAP net income (loss) per diluted share is net income (loss) and net income (loss) per diluted share, respectively. eHealth has not included in this press release forward-looking net income (loss) and net income (loss) per diluted share because such information is not accessible on a forward-looking basis without an unreasonable effort.  eHealth is unable to provide a reconciliation of the forward-looking non-GAAP financial measures, EBITDA and non-GAAP net income (loss) per diluted share, to the most directly comparable GAAP financial measures, net income (loss) and net income (loss) per diluted share, because not all of the information necessary for a quantitative reconciliation of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures is available to the company without unreasonable efforts.  The probable significance of providing these forward-looking non-GAAP financial measures without the directly comparable GAAP financial measures is that such GAAP financial measures may be materially different from the corresponding non-GAAP financial measure. GAAP net income (loss) is expected to be lower than EBITDA and non-GAAP net income (loss) for the fiscal year 2014 and the fourth quarter of 2014.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding future events, our positioning to generate stronger consumer demand in future open enrollment periods, our estimates for our performance with respect to revenue, EBITDA, and non-GAAP net loss per diluted share for the fourth quarter and fiscal year ended December 31, 2014 , our estimates for our operational metrics with respect to submitted applications for Individual and Family Plan products and Medicare products sold in the fourth quarter ended December 31, 2014, potential stronger application volumes during the second half of the open enrollment period, postponed recognition of Medicare revenue until the first quarter of 2015, the timing of our presenting Individual and Family membership metrics and the utility to our investors of the non-GAAP financial measures presented in this release. These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with estimates that could differ materially from actual reported amounts in eHealth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014; management’s ongoing review of fourth-quarter results; delays in our receipt of items required to recognize Medicare revenue; the impact of healthcare reform and medical loss ratio requirements; changes in consumer behaviors and their selection of individual and family health insurance products, including the selection of products for which we receive lower commissions; changes in competitive landscape; political, legislative and legal challenges to the Affordable Care Act; and product offerings among carriers and the resulting impact on our commission revenue;  increased competition from state and federal insurance exchanges; the impact of increased health insurance costs on demand;  our ability to retain existing members and limit member turnover; our ability to attract new members and to convert online visitors into paying members; our ability to timely receive and accurately predict the amount of commission payments from health insurance carriers; variability in timing of commission payments from health insurance carriers; changes in member conversion rates; our ability to sell qualified health insurance plans to subsidy-eligible individuals; our ability to align our expenses with our revenue; the impact of annual enrollment periods for the purchase of individual and family health insurance and its timing on our recognition of revenue; our ability to accurately estimate membership; the evolving nature of Affordable Care Act implementation; our ability to enter into and maintain relationships with health insurance carriers; our success in marketing and selling health insurance plans; our ability to hire, train and retain licensed health insurance agents; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; costs of acquiring new members; lack of membership growth and retention rates; changes in products offered on our ecommerce platform; changes in commission rates; maintaining and enhancing our brand identity; our ability to derive desired benefits from investments in our business, including membership growth initiatives and development of private exchange capabilities; system failures, capacity constraints, data loss or online commerce security risks; dependence on acceptance of the Internet as a marketplace for the purchase and sale of health insurance; dependence upon Internet search engines; reliance on marketing partners; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; competition; dependence on our operations in China; success of our sponsorship and advertising business; protection of our intellectual property and defense against intellectual property rights claims; legal liability and regulatory penalties; changes in our management and key employees; seasonality; maintenance of relationships with business development partners; maintenance of proper and effective internal controls; impact of provisions for income taxes; changes in laws and regulations, including in connection with healthcare reform and/or with respect to the marketing and sale of Medicare plans; compliance with insurance and other laws and regulations; exposure to security risks; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.  Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. eHealth does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Investor Relations Contact:
Kate Sidorovich CFA
Vice President, Investor Relations
440 East Middlefield Road
Mountain View, CA 94043
(650) 210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

Media Contact:
Brian Mast
Vice President Communications
440 East Middlefield Road
Mountain View, CA 94043
(650) 210-3149
brian.mast@ehealth.com
http://www.ehealthinsurance.com